Exhibit 99.1

   Montpelier Re Holdings Ltd. Announces Senior Finance Appointments

    HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 26, 2006--Montpelier Re Holdings Ltd. (NYSE: MRH) today announced that effective February 1, 2006, William Pollett has been appointed Treasurer and Senior Vice President of the Company and of Montpelier Reinsurance Ltd. and that Neil Greenspan has been appointed Chief Accounting Officer and Vice President of the Company and of Montpelier Reinsurance Ltd. Both appointments will take effect upon final approval from the Bermuda Department of Immigration.
    William Pollett holds a Bachelor's degree from Edinburgh University, and is a Chartered Financial Analyst (CFA) and Chartered Accountant (ACA). He was previously employed by the ACE Group for nearly 5 years, initially as Chief Financial Officer of ACE Tempest Re and then as Senior Financial Analyst and Senior Vice President at ACE Limited, where he was responsible for financial analysis and planning for the ACE Group. Prior to ACE, William worked for the OIL Group of Companies for 7 years holding a number of positions including Treasurer and Vice President of the investment companies. Prior to that, he was an auditor with Coopers & Lybrand in Bermuda and London.
    Neil Greenspan holds MBA & MSA degrees from Northeastern University and holds a Bachelor of Arts degree from Bucknell University. A Certified Public Accountant, Neil was previously employed by the ACE Group for 6 years, most recently holding the position of Vice President - Accounting of ACE Financial Solutions International in Bermuda. Prior to that, Neil was an auditor with Price Waterhouse and PricewaterhouseCoopers, Bermuda.
    Neil McConachie, currently Treasurer and Chief Accounting Officer of the Company and of Montpelier Reinsurance Ltd., who had submitted his resignation on November 15, 2005, will leave the Company effective January 26, 2006.
    Anthony Taylor, Chairman and Chief Executive, said, "We are delighted to have attracted two such talented and experienced professionals to join our Finance team."
    Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. During the 9 months ended September 30, 2005, Montpelier underwrote $872 million in gross premiums written. Shareholders' equity at September 30, 2005 was $1.1 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing qualifying quota share contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including Hurricanes Katrina, Rita and Wilma; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma; the effectiveness of our loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the total industry losses resulting from Hurricanes Katrina, Rita and Wilma; the actual number of our insureds incurring losses from these storms; the limited actual loss reports received from our insureds to date; the impact of these storms on our reinsurers; the amount and timing of reinsurance recoverables and reimbursements actually received by us from our reinsurers; the overall level of competition, and the related demand and supply dynamics, in our markets relating to growing capital levels in the reinsurance industry, declining demand due to, among other things, increased retentions by cedants, and other factors; market acceptance of Blue Ocean's underwriting capacity without a financial strength rating from an independent rating agency; the impact of terrorist activities on the economy; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" under Item 8.01 of Montpelier's Current Report on Form 8-K filed on September 27, 2005 with the Securities and Exchange Commission.

    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.



    CONTACT: Montpelier Re Holdings Ltd.
             Keil Gunther, 441-297-9570